                                                                  EXHIBIT 23.1

                        INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Registration Statement of California Energy Company, Inc. on Form S-3 of the reports of Deloitte & Touche dated February 24, 1994 (which reports express an unqualified opinion and include an explanatory paragraph referring to California Energy Company, Inc.'s adoption effective January 1, 1993, of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, appearing in and incorporated by reference in the Annual Report on Form 10-K of California Energy Company, Inc. for the year ended December 31, 1993 and to the reference to Deloitte & Touche LLP under the heading "Experts' in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP



DELOITTE & TOUCHE LLP

Omaha, Nebraska
January 18, 1995